Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

by and among

ALASKA FREIGHTWAYS, INC.

HYTHIAM ACQUISITION CORP.

HYTHIAM, INC.

and

CERTAIN STOCKHOLDERS

of

ALASKA FREIGHTWAYS, INC.

and

HYTHIAM, INC.

Dated:  September 29, 2003

i

ii

iii

AGREEMENT AND PLAN OF MERGER (“Agreement”) entered into and effective as of September 29, 2003 by and among ALASKA FREIGHTWAYS, INC., a Nevada corporation (“Alaska”), HYTHIAM ACQUISITION CORP., a New York corporation (the “Merger Sub”), and HYTHIAM, INC., a New York corporation (the “Company”).

WHEREAS, the parties hereto desire to cause the Merger Sub, a wholly-owned  subsidiary of Alaska, upon the terms and subject to the conditions of this Agreement and in  accordance with Article 9 of the New York Business Corporation Law (the “BSC”), to merge  with and into the Company, with the Company as the surviving corporation in such merger (the “Merger”);

WHEREAS, the Board of Directors of the Company has (a) determined that the Merger is advisable and is fair to and in the best interests of the holders of (i) the Company’s common stock, $0.001 par value per share (the “Company Common Stock”), and (ii) the Company’s Series A convertible preferred stock, $.001 par value per share (the “Company Preferred Stock”), and (b) approved this Agreement, the Merger and the transactions contemplated hereby and thereby, and recommended that the holders of the Company Common Stock and the Company Preferred Stock (collectively, the “Company Stock”) adopt this Agreement and approve the Merger;

WHEREAS, the Board of Directors of Alaska, as the sole stockholder of the Merger Sub, has determined that the Merger is advisable and in the best interests of Alaska and its stockholders and has adopted this Agreement and approved the Merger and the transactions contemplated hereby and thereby;

WHEREAS, certain of Alaska’s and the Company’s stockholders who are executing this Agreement have agreed, upon the terms and subject to the conditions contained herein, to vote all shares of their Common Stock then owned by such stockholders in favor of the adoption of this Agreement and the approval of the Merger;

WHEREAS, the Company, the Merger Sub, Alaska and certain stockholders of Alaska desire to make certain representations, warranties, covenants and agreements in respect of the Merger and to prescribe various conditions thereto, all as hereinafter set forth; and

WHEREAS, it is the intention of the parties that, for United States federal income tax purposes, (i) the Merger shall constitute a “tax-free reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
THE MERGER

SECTION 1.01  The Merger.  Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the BSC, at the Effective Time, the Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of the Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 1.02  Effective Time; Closing.  As promptly as practicable following the execution of this Agreement, immediately after the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article VII, other than those conditions that only can be satisfied at the Closing (the “Effective Time”), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of New York, in such form as is required by and executed in accordance with the BSC.  Immediately prior to the filing of the Certificate of Merger, a closing will be held at the offices of Greenberg Traurig, LLP, 2450 Colorado Avenue, Santa Monica, California 90404 (the “Closing”), or such other place, date and time as the parties mutually may agree.

SECTION 1.03  Effect of the Merger.  From and after the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.  Without limitation of the foregoing, the Merger shall have the effects specified in Section 906 of the BSC.

SECTION 1.04  Certificate of Incorporation; By-Laws.

(a)                                At or prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety in the form of the certificate of incorporation of the Company, and such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by the BSC.

(b)                               At or prior to the Effective Time, the by-laws of the Surviving Corporation shall be amended to read in their entirety in the form of the by-laws of the Company, and such by-laws shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by the BSC.

SECTION 1.05  Directors.  At the Effective Time, all members of the boards of directors of the Merger Sub and of Alaska shall tender their resignations and such vacancies shall be filled solely by the members of the board of directors of the Company immediately prior to the Effective Time.  The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and of Alaska immediately after the Effective Time, and such directors, together with any additional directors as thereafter may be elected, shall hold office in accordance with the certificate of incorporation and by-laws of

Alaska and the Surviving Corporation until their respective successors are duly elected and qualified.

SECTION 1.06  Officers.  At the Closing, the Company shall designate all of the officers of the Surviving Corporation and of Alaska; and such officers, together with any additional officers as thereafter may be appointed, to hold office until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.  At the Effective Time, all officers of the Merger Sub and of Alaska shall tender their resignations and all officers of the Surviving Corporation and of Alaska shall be such persons who shall be designated solely by the members of the board of directors of the Company immediately prior to the Effective Time of the Merger.

SECTION 1.07  Tax Consequences.  The parties intend that, for United States federal income tax purposes, (a) the Merger shall constitute a tax-free reorganization within the meaning of Section 368 of the Code, and Alaska, Merger Sub and the Company each shall be a party within the meaning of Section 368(b) of the Code to such reorganization, (b) this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and (c) the Alaska Merger Stock shall be treated as a “common stock” under Section 305 of the Code.

ARTICLE II
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01  Capital Stock of Merger Sub.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Stock, or Alaska or Merger Sub, each share of common stock, $0.01 par value, of Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding and each certificate therefor shall continue to evidence one fully paid and non-assessable share of common stock, $0.01 par value, of the Surviving Corporation.

SECTION 2.02  Cancellation of Treasury Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Stock, or Alaska or Merger Sub, each share of Company Stock issued and held immediately prior to the Effective Time in the Company’s treasury shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefore.

SECTION 2.03  Conversion of Company Stock.

(a)                                At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Stock, Alaska or Merger Sub (i) all shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time, (ii) all shares of Company Preferred Stock which are issued and outstanding immediately prior to the Effective Time, and (iii) all shares of Company Common Stock issuable under any Company Options (as defined below) which are issued and outstanding immediately prior to the Effective Time, shall collectively be converted on a one-for-one basis into a number of shares of common stock, $.001 par value per share (the “Alaska Common Stock”) of Alaska (the “Alaska Merger Stock”) equal to such aggregate number of shares of Company Common Stock

Based on the Company raising $15,000,000 in equity financing and having a total of 20,576,000 shares of Company Stock outstanding immediately prior to the Closing, and Alaska’s representations and warranties contained herein that immediately prior to the Closing the fully-diluted Alaska Stock shall consist of 1,120,000 shares, at the Closing Alaska shall issue 20,576,000 shares of Alaska Merger Stock to the Company Stockholders in exchange for all Company Stock outstanding; at which time an aggregate of 21,696,000 shares of Alaska Stock shall be issued and outstanding.  For each $2.50 more or less than $15,000,000 in equity financing which is raised by the Company, there shall be one more or less share, respectively, of either Company Common Stock or Company Preferred Stock issued and outstanding as of the Closing Date, and one more or less share, respectively, of Alaska Merger Stock issued to Company Stockholders.

At the Effective Time, each share of Company Stock no longer shall be deemed outstanding and automatically shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Stock shall cease to have any rights with respect thereto.

(b)                               At the Effective Time, each full outstanding share of Company Common Stock shall be converted into one (1) share of Alaska Merger Stock.

SECTION 2.04  Company Preferred Stock.

(a)                                At the Effective Time, all issued and outstanding shares of the Company Preferred Stock not theretofore converted into shares of Company Common Stock shall, without any action on the part of the holder of any shares of Company Preferred Stock, be converted into their pro-rata portion of the Alaska Merger Stock, as though each such issued and outstanding share of Company Preferred Stock had been voluntarily converted by the holder thereof into Company Common Stock immediately prior to the Effective Time, at the conversion price then in effect.  Without limiting the generality of the foregoing, the Company shall use its commercially reasonable efforts to obtain all amendments to the instruments governing the rights and preferences of the Company Preferred Stock and of the holders thereof, and consents of such holders to convert, at or prior to the Effective Time, their shares of Company Preferred Stock in the first instance and otherwise to effectuate the transactions contemplated by this Section 2.04(a).

(b)                               At the Effective Time, each full outstanding share of Company Preferred Stock shall be deemed to have been fully converted into shares of Company Common Stock at the applicable conversion price then in effect (the “Converted Stock”), and each share of such deemed Converted Stock shall be converted into one (1) share of Alaska Merger Stock.

SECTION 2.05  Stock Options and Warrants.

(a)                                At the Effective Time, each outstanding employee or non-employee stock option, right or warrant to purchase shares of Company Common Stock (each, a “Company Option”) granted under any employee stock option, compensation, stock purchase or other option plan, warrant agreement, or other arrangement of the Company (the “Company Stock Plans”), whether or not then vested or exercisable, shall, without any action on the part of the holder of any Company Option, be converted into options to purchase (at the same exercise price applicable to each such Company Option) their pro-rata portion of the Alaska Merger Stock, as though each such Company Option had been voluntarily exercised by the holder thereof for shares of Company Common Stock immediately prior to the Effective Time, at the exercise price then in effect.   Without limiting the generality of the foregoing, the Company shall use its commercially reasonable efforts to obtain all amendments to the instruments governing the rights of the Company Options and to obtain the consents of such holders to exercise such Company Options, at or prior to the Effective Time.

(b)                               At the Effective Time, each full Company Option shall be deemed to entitle the holder thereof to an option (the “Alaska Option”) to purchase, upon the same terms and at the applicable exercise price then in effect with respect to the Company Option.

SECTION 2.06  Exchange of Certificates.

(a)                                Certificates.  As soon as reasonably practicable after the Effective Time, Alaska shall mail to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time evidenced outstanding shares of Company Stock which were converted into the right to receive such holder’s ratable portion of the Alaska Merger Stock instructions for use in effecting the surrender of the Certificates in exchange for such holder’s ratable portion of the Alaska Merger Stock.  Upon surrender of a Certificate for cancellation to Alaska or to other agent or agents as may be appointed by Alaska, together with such letter of transmittal, duly executed, and such other documents as reasonably may be required by Alaska, the holder of such Certificate shall be entitled to receive in exchange therefore the ratable portion of the Alaska Merger Stock into which the shares of Company Stock theretofore evidenced by such Certificate shall have been converted pursuant to this Agreement, and the Certificate so surrendered forthwith shall be canceled. In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, delivery may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such delivery shall pay all transfer and other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Alaska that such Tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.06, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the ratable portion of the Alaska Merger Stock  into which the shares of Company Stock theretofore evidenced by such Certificate shall have been converted pursuant to Section 2.03 or Section 2.04.  No interest shall be paid or accrue on any Alaska Merger Stock payable upon surrender of any Certificate.

(b)                               Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Alaska, the posting by such Person of an indemnity bond, in such reasonable amount as the Surviving Corporation may direct, as collateral security against any claim that may be made against it with respect to such Certificate, Alaska shall issue in exchange for such lost, stolen or destroyed Certificate the applicable number of shares of Alaska Merger Stock.

(c)                                Further Assurances.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Merger Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

SECTION 2.07  Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.  From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Stock, except as otherwise provided herein or by Law.  At or after the Effective Time, any Certificates presented to the Surviving Corporation or Alaska, for any reason shall represent only the right to receive the applicable Alaska Merger Stock, without any interest thereon.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND
COVENANTS OF ALASKA AND SIGNING ALASKA STOCKHOLDERS

As an inducement to, and to obtain the reliance of the Company and the Company Stockholders, Alaska and each of the Alaska Stockholders who have executed this Agreement (the “Signing Alaska Stockholders”), hereby jointly and severally represent, warrant and covenant as follows:

SECTION 3.01  Organization.  Alaska is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada.  Alaska has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business as it is now being conducted, including qualification to do business as a foreign corporation in the State of Alaska and any states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where such failure would not have a material adverse effect on business or financial condition of Alaska.

SECTION 3.02  Capitalization and Ownership.

(a)                                Capitalization.  As of the date hereof, the entire authorized capitalization of Alaska consists of 50,000,000 shares of common stock, $.001 par value per share (the “Alaska Common Stock”), of which 3,568,033 shares of Alaska Common Stock are currently issued and outstanding.  All of the issued and outstanding shares of Alaska Common Stock are validly issued, fully paid, and non-assessable.  Prior to the Closing, Alaska shall cause a sufficient number of shares of issued and outstanding Alaska Common Stock to be returned to the treasury of Alaska and cancelled, so that at the Closing, not more than 1,120,000 shares of Alaska Common Stock shall be issued and outstanding.  No shares of Alaska Common Stock are reserved for issuance upon exercise of outstanding options and warrants, or upon conversion of any outstanding Alaska convertible securities.  Alaska Common Stock is not owned or held in violation of any preemptive right of any other person or entity.  Except as described herein, there is no commitment, plan, subscription rights, or arrangement to issue, no preemptive right to acquire, and no outstanding option, warrant, or other right calling for the issuance of, any shares of Alaska Common Stock or any security or other instrument convertible into, exercisable for, or exchangeable for Alaska Common Stock.  There is outstanding no right, security or other instrument convertible into or exchangeable for Alaska Common Stock.

(b)                               Ownership of the Shares of Company Stock.  Each of the Signing Alaska Stockholders is the legal and beneficial owner of the number of shares of Company Stock set forth opposite their  name on Schedule A attached hereto, free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever, and each such Signing Company Stockholder has full right, power, and authority to vote such shares of Company Stock in favor of the Merger contemplated by this Agreement.  The Signing Company Stockholders own of record a majority of the issued and outstanding shares of Company Common Stock.

(c)                                Voting in Favor of the Merger.  If and for so long as Company shall comply with all of its representations, warranties, covenants and agreements contained in this Agreement, and subject to the Alaska’s right to terminate this Agreement in accordance with the provisions of Section 7.08 hereof, each Signing Alaska Stockholder will vote their shares of Alaska Stock in favor of the Merger.

(d)                               Cancellation of Shares.  Prior to the Closing, pursuant to the Asset Purchase Agreement between Alaska and the Signing Alaska Stockholders dated September 16, 2003 (the “Purchase Agreement”), incorporated herein by reference, the Signing Alaska Stockholders shall return to Alaska, for cancellation, a total of 3,010,000 of their issued and outstanding shares of Alaska Common Stock, in the individual amounts set forth opposite each of their names on Schedule A attached hereto.

(e)                                Assumption of Liabilities.  Effective as of the Effective Time, the Signing Alaska Stockholders hereby absolutely, unconditionally and irrevocably assume all obligations and liabilities of Alaska prior to the Closing, whether vested or contingent, accrued or unaccrued, liquidated or unliquidated, arising out of contract, tort, statute, common law or otherwise.

SECTION 3.03  Subsidiaries.  Alaska does not have any subsidiaries and does not own, beneficially or of record, any shares of any other corporation.

SECTION 3.04  Financial Condition.  Alaska has delivered to Company Alaska’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 (“Form 10-KSB”) and its Quarterly Reports on Form 10-QSB for the three months ended March 31, 2003 and for the three and six months ended June 30, 2003 (“Form 10-QSBs”).  Each of the Form 10-KSB and Form 10-QSBs presents fairly and accurately the information contained therein and does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; each such statement of income and statement of retained earnings presents fairly and accurately the results of operations of Alaska for the period indicated; and each such statement of changes in financial position presents fairly and accurately the information purported to be shown therein.  The financial statements (including the notes thereto) referred to in this Section 3.04 have been prepared in accordance with United States generally accepted accounting principals (“GAAP”) consistently applied throughout the periods involved are in compliance with all applicable rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”), are correct and complete and are in accordance with the books and records of Alaska.

SECTION 3.05  Reports.

(a)                                Alaska has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and SEC rules and regulations thereunder, and all such forms, reports and documents, as amended, filed with the SEC have complied with all applicable requirements of the federal securities laws and the SEC rules and regulations promulgated thereunder.

(b)                               Alaska is not required to file with the SEC any supplementary and periodic information, documents or reports pursuant to Sections 12, 13 or 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the rules and regulations promulgated thereunder, including without limitation any information statement under Regulation 14C.  Since the beginning of its current fiscal year until the Effective Time, Alaska’s securities have been held of record by less than 300 persons, Alaska has had total assets less than $10,000,000, and has not had any class of securities registered on any national securities exchange, nor any class of securities registered under or pursuant to any provision of Section 12, including but not limited to Sections 12(b) and 12(g) of the Exchange Act.

SECTION 3.06  Tax and Other Liabilities.

(a)                                Alaska has filed all state and federal Tax returns that it was required to file, and has paid all Taxes shown thereon as owing, except where the failure to file Tax returns or to pay Taxes would not have a material adverse effect on the financial condition of Alaska and its subsidiaries taken as a whole.

(b)                               Alaska has delivered to Company correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Alaska.  None of such tax returns are under audit.

(c)                                Alaska has not waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

(d)                               Alaska is not a party to any Tax allocation or sharing agreement.

As used herein “Taxes” shall include all federal, state, local or foreign taxes, including but not limited to income, gross receipts, windfall profits, goods and services, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

SECTION 3.07  Absence of Certain Changes or Events.  Except as set forth in this Agreement or in the Form 10-QSB, since June 30, 2003:

(a)                                To the best of Alaska’s knowledge, there has not been (i) any adverse change in the business, operations, properties, assets, or condition of Alaska; or (ii) any damage, destruction, or loss to Alaska (whether or not covered by insurance) adversely affecting the business, operations, properties, assets, or condition of Alaska;

(b)                               Alaska has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Alaska; (iv) made any change in its method of management, operation, or accounting; (v) entered into any other transaction; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers, directors or employees or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

(c)                                Alaska has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any obligation or liability (absolute or contingent); (ii) paid any obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Alaska balance sheet; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except (A) the transactions contemplated by the Purchase Agreement, and (B) assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $1,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Alaska; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities of whatever kind or nature including without limitation debentures (whether authorized and unissued or held as treasury stock), convertible securities, warrants, options, or preferred stock).

SECTION 3.08  Issuance.  The shares of Alaska Common Stock issued as consideration hereunder are duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued, fully paid and non-assessable, free from all taxes, liens and charges with respect to the issue thereof, and shall not be subject to preemptive rights or other similar rights of  stockholders of Alaska.

SECTION 3.09  Approval of Agreement.  The board of directors of Alaska has authorized the execution and delivery of this Agreement and has approved the transactions contemplated hereby, and approved the submission of this Agreement and the transactions contemplated hereby to the stockholders of Alaska for their approval with the recommendation that the transaction be accepted if it has been deemed necessary.

SECTION 3.10  Alaska Schedules.  Alaska has delivered to Company a copy of all the board of directors’ and stockholders’ minutes of Alaska approving this transaction.

SECTION 3.11  Litigation and Proceedings.  There are no actions, suits, proceedings, or investigations pending or, to the best of Alaska’s knowledge, threatened by or against Alaska or affecting Alaska or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator that would have a material adverse effect on its business.  Alaska does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

SECTION 3.12  Contracts.

(a)                                Except for the Purchase Agreement, there are no material contracts, agreements, franchises, license agreements, or other commitments to which Alaska is a party or by which it or any of its assets, products, or properties are bound outside of the ordinary course of business;

(b)                               Alaska is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement, or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation, other than one on which Alaska is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which, in the aggregate do not exceed more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; (vii) agreement with any present or former officer or partner of Alaska or (viii) contract, agreement, or other commitment involving payments by it of more than $10,000 in the aggregate.

SECTION 3.13  Material Contract Defaults.  To the best of Alaska’s knowledge, Alaska is not in default under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Alaska and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Alaska has not taken adequate steps to prevent such a default from occurring.

SECTION 3.14  No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Alaska is a party or to which any of its properties or operations are subject.

SECTION 3.15  Governmental Authorizations.  To the best of Alaska’s knowledge, Alaska has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof; except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Alaska of this Agreement and the consummation by Alaska of the transactions contemplated hereby.

SECTION 3.16  Compliance With Laws and Regulations.  To the best of Alaska’s knowledge, Alaska has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Alaska or except to the extent that noncompliance would not result in the incurrence of any material liability for Alaska.

SECTION 3.17  Insurance.  All the insurable properties of Alaska are insured in their full replacement value against all risks customarily insured against by persons operating similar properties in localities where such properties are located and under valid and enforceable policies by insurers of recognized responsibility.  Such policy or policies containing substantially equivalent coverage will be outstanding on the date of consummation of the transactions contemplated by this Agreement.

SECTION 3.18  Approval of Agreement.  All member(s) of the Board of Directors of Alaska have authorized the execution and delivery of this Agreement and have approved the transactions contemplated hereby.  Alaska has delivered to Company a copy of the resolution of the Board of Directors approving this transaction.

SECTION 3.19  Labor and Employment Matters.

(a)                                Labor.  Alaska is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and, there has been no effort by any labor union or any other person during the twenty-four (24) months prior to the date hereof to organize any employees of Alaska into one or more collective bargaining units, nor are any such efforts being conducted.  To the best of Alaska’s knowledge, there is no pending or threatened labor dispute, strike or work stoppage which affects or which may affect the business of Alaska, or which may interfere with its continued operations.  To the best of Alaska’s knowledge, neither Alaska nor any agent, representative or employee thereof has within the last twenty-four (24) months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or threatened charge or complaint against Alaska by or with the National Labor Relations Board or any representative thereof.  There has been no strike, walkout or work stoppage involving any of the employees or consultants of the Stockholders during the twenty-four (24) months prior to the date hereof.  To the best of Alaska’s knowledge, Alaska has complied with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities or other employment practices, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americans with Disabilities Act, as amended and the Immigration Reform and Control Act of 1986, as amended.

(b)                               Employment.  The employment of each employee of Alaska is “at will,” and may be terminated at any time by Alaska, without the imposition of penalties or damages.  Alaska has received no notice of any claim before any governmental body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of employees or any governmental body or, is any such claim threatened against Alaska.  Alaska is not a party to, or otherwise bound by, any order relating to its employees or employment practices.  Alaska has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees.  No current or former employee of Alaska is (i) absent on a military leave of absence and/or eligible for rehire under the terms of the Uniformed Services Employment and Reemployment Rights Act, or (ii) absent on a leave of absence under the Family and Medical Leave Act.

SECTION 3.20  Employee Benefits.  There is no employee benefit plan which is sponsored, maintained or contributed to by Alaska or to which Alaska has an obligation to contribute, or otherwise affecting or involving Alaska or any of the employees of or consultants to Alaska.

SECTION 3.21  Environmental Matters.

(a)                                To the best of Alaska’s knowledge, Alaska has no liability under, and each are presently in compliance in all material respects with all Environmental Laws applicable to Alaska, its assets or business.

(b)                               Alaska has no knowledge of the releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping of Hazardous Substances into the soil, surface waters, ground waters, land, stream sediments, surface of subsurface strata, ambient air, sewer system, or any environmental medium at or from any property or asset owned, used or occupied by Alaska (“Environmental Condition”) in violation of any applicable Environmental Law.

(c)                                To the best of Alaska’s knowledge, none of the following exists at any property owned, occupied or controlled by Alaska: (1) underground storage tanks, (2) materials or equipment containing polychlorinated biphenyls in concentrations greater than 50 parts per million, or (3) landfills or disposal areas.

SECTION 3.22  Loans .  Schedule 3.23 sets forth (i) the name of each bank, trust company or other financial institution and stock or other broker with which Alaska has an account, credit line or loan, and the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of Alaska in matters concerning any of its business or affairs.  No such proxies, powers of attorney or other like instruments are irrevocable.

SECTION 3.23  Absence of Certain Business Practices.  To the best of Alaska’s knowledge, neither Alaska, the Signing Alaska Shareholders nor any other affiliate or agent of Alaska, or any other person acting on behalf of or associated with Alaska, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of Alaska (or assist Alaska in connection with any actual or proposed transaction), in each case which (i) may subject Alaska to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, business, operations or prospects of Alaska, or (iii) if not continued in the future, may adversely affect the assets, business, operations or prospects of Alaska.

SECTION 3.24  No Undisclosed Liabilities.  To the best of Alaska’s knowledge, Alaska has no liabilities or obligations of any nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due), including without limitation any liability for Taxes or any obligations or liabilities of the nature or type required to be disclosed under GAAP, which are, individually or in the aggregate, material to the business, results of operations, assets or financial condition of Alaska, taken as a whole, other than such liabilities or obligations that have been specifically disclosed in the Form 10-KSB or Form 10-QSBs.

SECTION 3.25  Materiality.  To the best of Alaska’s knowledge, no representation or warranty in this Article III contains any materially untrue statement of a material fact or omits to state any material fact required to make the statements contained therein not materially misleading or materially necessary in order to provide Company with reasonably complete information as to Alaska’ business or financial condition.

ARTICLE IV
REPRESENTATIONS, COVENANTS, AND
WARRANTIES OF SIGNING COMPANY STOCKHOLDER

As an inducement to, and to obtain reliance of Alaska and the Signing Alaska Stockholders, the Company Stockholder who has executed this Agreement (the “Signing Company Stockholder”) hereby represents, warrants and covenants as follows:

SECTION 4.01  Ownership of the Shares of Company Stock.  The Signing Company Stockholder is the legal and beneficial owner of the number of shares of Company Stock set forth opposite its name on Schedule B attached hereto, free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever, and the Signing Company Stockholder has full right, power, and authority to vote such shares of Company Stock in favor of the Merger contemplated by this Agreement.  The Signing Company Stockholder owns of record a majority of the issued and outstanding shares of Company Stock.

SECTION 4.02  Voting in Favor of the Merger.  If and for so long as Alaska and the Signing Alaska Stockholders shall comply with all of their representations, warranties, covenants and agreements contained in this Agreement, and subject to the Company’s right to terminate this Agreement in accordance with the provisions of Section 7.08 hereof, the Signing Company Stockholder will vote its shares of Company Stock in favor of the Merger.

ARTICLE V
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

As an inducement to, and to obtain the reliance of Alaska and the Signing Alaska Stockholders, the Company hereby represents, warrants and covenants as follows:

SECTION 5.01  Organization.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York.  The Company has no subsidiary corporations.  The Company has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the countries, provinces, territories and states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  Company has furnished to Alaska complete and correct copies of the certificate of incorporation, as amended, and bylaws of Company as in effect on the date hereof.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of such certificates of incorporation or bylaws.  The Company has taken all action required by law, its certificate of incorporation, bylaws, or otherwise to authorize the execution and delivery of this Agreement.  The Company has full power, authority, and legal right and has taken all action required by law, its incorporation and bylaws, and otherwise to consummate the transactions herein contemplated.

SECTION 5.02  Capitalization.  As of the date hereof, the entire authorized capitalization of the Company consists of (a) 30,000,000 shares of common stock, $.001 par value per share (the “Company Common Stock”), of which 13,740,000 shares of Company Common Stock are currently issued and outstanding, and (b) 15,000,000 shares of Series A preferred stock, $.001 par value, (the “Company Preferred Stock”), of which 1,176,000 shares of Company Preferred Stock are issued and outstanding.  The Company Common Stock and Company Preferred Stock are hereinafter collectively referred to as the “Company Stock.”  All of the issued and outstanding shares of Company Stock are validly issued, fully paid, and non-assessable.  There are currently no shares of Company Common Stock reserved for issuance upon exercise of Outstanding Company Options and warrants.  Company Common Stock is not owned or held in violation of any preemptive right of any other person or entity.

SECTION 5.03  Private Placement Memorandum.  The Company has delivered to Alaska the Company’s confidential Private Placement Memorandum dated August 8, 2003 (the “Memorandum”).  To the best of Company’s knowledge (and, in the case of forward-looking statements, subject to the Risk Factors contained therein), the Memorandum presents fairly and accurately the information contained therein and does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

SECTION 5.04  No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which the Company is a party or to which any of its properties or operations are subject.

SECTION 5.05  Approval of Agreement.  The Board of Directors of the Company have authorized the execution and delivery of this Agreement and have approved the transactions contemplated hereby.  The Company has delivered to Alaska a copy of the resolution of the Board of Directors approving this transaction.

SECTION 5.06  No Undisclosed Liabilities.  To the best of the Company’s knowledge, the Company has no liabilities or obligations of any nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due), including without limitation any liability for Taxes or any obligations or liabilities of the nature or type required to be disclosed under GAAP, which are, individually or in the aggregate, material to the business, results of operations, assets or financial condition of the Company, taken as a whole, other than such liabilities or obligations that have been specifically disclosed in the Memorandum or the Company’s audited financial statements.

SECTION 5.07  Materiality.  To the best of the Company’s knowledge, no representation or warranty in this Article V contains any materially untrue statement of a material fact or omits to state any material fact required to make the statements contained therein not materially misleading or materially necessary in order to provide Alaska with reasonably complete information as to the Company’s business or financial condition.

ARTICLE VI
DELIVERIES AT CLOSING

SECTION 6.01  Taking of Necessary Action.  Alaska, the Alaska Stockholders, Company and the Company Stockholders shall take all such actions as may be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement.  If, at any time after the execution hereof, any further action is necessary or desirable to carry out the purposes of this Agreement, to (a) vest Alaska with title to 100% of the issued and outstanding shares of Company Stock, or (b) vest the Company Stockholders with title to 100% of the issued and outstanding shares of Alaska Merger Stock, the officers and directors of Company or Alaska, as the case may be, shall take such necessary or desirable action in order to effectuate the transactions contemplated by this Agreement.

SECTION 6.02  Stock Legends. Certificates representing all shares of Alaska Merger Stock shall bear a legend restricting transfer of the shares of Alaska Merger Stock represented by such certificate in substantially the form set forth below:

“The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be transferred, nor will any assignee or endorsee hereof be recognized as an owner hereof by the issuer for any purpose, unless a registration statement under the Securities Act with respect to such shares shall then be in effect or unless the availability of an exemption from registration with respect to any proposed transfer or disposition of such shares shall be established to the satisfaction of counsel for the issuer.”

Alaska shall, from time to time, make stop transfer notations in its records to ensure compliance in connection with any proposed transfer of the shares with the Securities Act, and all applicable state securities laws.

SECTION 6.03  Fees and Expenses.  Each of Company and Alaska shall be responsible for all of their respective fees and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby, including, without limitation, the professional fees of counsel for each of the parties incurred in connection with this Agreement.

SECTION 6.04  Closing Events.  At the Closing, each of the respective parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.  Deliveries at Closing shall include, without limitation, the following:

(a)                                Deliveries by Company and Company Stockholders.  At or prior to the Closing, Company shall deliver to Alaska:

(i)                                   resolutions or consents signed by the Signing Company Stockholder approving, adopting and ratifying this Agreement, the Merger and the transactions contemplated hereby;

(ii)                                a certificate executed by Company to the effect that the conditions set forth in Article VII and Article VIII have been satisfied;

(iii)                             evidence establishing that funds totaling at least Six Million Dollars ($6,000,000.00) in equity funds have been raised by the Company and will be released and available to  the surviving corporation as of the Effective Time; and

(iv)                            Audited financial statements from inception through June 30, 2003, and any interim financial statements necessary for the Closing.

(b)                               Deliveries by Alaska.  At or prior to the Closing, Alaska shall deliver to Company:

(i)                                   resolutions or consents signed by each of the Signing Alaska Stockholders and a majority of the other outstanding shares of Alaska Stock approving, adopting and ratifying this Agreement, the Merger and the transactions contemplated hereby;

(ii)                                the certificates representing the Alaska Merger Stock required to be delivered at Closing pursuant to Section 2.06 hereof;

(iii)                             a certificate executed by an authorized officer of Alaska, on behalf of Alaska, to the effect that the conditions set forth in Article VII and Article VIII have been satisfied;

(iv)                            the resignations of all the officers and directors of Alaska and Merger Sub and a resolution of the Board of Directors of Alaska electing the persons designated by Company prior to  the Closing as the sole directors of Alaska and the Surviving Corporation, and appointing persons designated by the Company prior to the Closing as the sole senior executive officers of Alaska and the Surviving Corporation;

(v)                               Evidence establishing that all obligations and liabilities of Alaska, whether vested or contingent, accrued or unaccrued, liquidated or unliquidated, arising out of contract, tort, statute, common law or otherwise, have been absolutely, unconditionally and irrevocably assumed by the Signing Alaska Stockholders; and

(vi)                            Audited financial statements for the last two years through June 30, 2003, and any interim financial statements necessary for the Closing.

ARTICLE VII
SPECIAL COVENANTS AND AGREEMENTS OF THE PARTIES

SECTION 7.01  Board of Directors Action by Alaska.  Prior to the Closing, the Board of Directors of Alaska shall:

(a)                                effect the authorization and approval of this Agreement and the transactions contemplated thereby;

(b)                               effect the actions described in Article VI; and

(c)                                take such other actions as the directors may determine are appropriate in furtherance of the consummation of this Agreement.

SECTION 7.02  Required Filings.  Alaska shall timely file with the SEC any forms, statements, reports and documents required to be filed by it pursuant to the federal securities laws and SEC rules and regulations thereunder as a result of the Merger, this Agreement or any of the transactions contemplated hereby, and shall use its best efforts to cause all such forms, statements, reports and documents to be declared or become effective as soon as practicable thereafter.

SECTION 7.03  Access to Properties and Records.  Alaska and the Company will each afford to the officers and authorized representatives of the other full access to the properties, books, and records of each other as the case may be, in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of each other, as the case may be, as the other shall from time to time reasonably request.

SECTION 7.04  Special Covenants and Representations Regarding Issuance of Alaska Merger Stock.  The consummation of this Agreement and the transactions herein contemplated, including the issuance of Alaska Merger Stock to the Company Stockholders as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes.  Such transaction shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, inter alia, upon the circumstances under which the Company Stockholders acquire such securities.  In connection with reliance upon exemptions from the registration and prospectus delivery requirements for such transactions, at the Closing the Company Stockholders shall deliver to Alaska customary investment letters of representation.

SECTION 7.05  Third party Consents and Certificates.  Alaska and the Company agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein and therein contemplated.

SECTION 7.06  Actions Prior to Closing.

(a)                                From and after the date of this Agreement until the Closing and except as set forth in the Agreement or Schedules attached hereto or as otherwise approved in writing by Company, Alaska will:

(i)                                   carry on its business in substantially the same manner as it has heretofore;

(ii)                                maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(iii)                             maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iv)                            perform in all material respects all of its obligation under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(v)                               use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

(vi)                            fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b)                               From and after the date of this Agreement until the Closing, unless otherwise approved in advance by Company in writing, Alaska will not:

(i)                                   make any change in its articles of incorporation or bylaws;

(ii)                                conduct any business or enter into any contract, agreement or commitment of any kind, or amend any contact, agreement or commitment currently in existence, other than as previously approved by the Signing Company Stockholder and to further the transactions contemplated by this Agreement; or

(iii)                             issue or commit to issue any shares of Alaska Common Stock or other securities convertible into or exercisable for Alaska Common Stock to any person, firm or corporation.

(c)                                Prior to the Closing, Alaska shall arrange for the Signing Alaska Stockholders to return 3,010,000 shares of Alaska Common Stock to Alaska for cancellation and to forward split the remaining 558,033 shares, such that at the Closing not more than 1,120,000 shares of Alaska Common Stock shall be issued and outstanding.

SECTION 7.07  Indemnification Provisions.

(a)                                By Company.  The Company hereby agrees to indemnify and hold harmless the Signing Alaska Shareholders, Alaska and its officer, directors and shareholders, against and in respect of any loss, claim, liability, obligation or damage suffered or incurred by Alaska resulting from or arising in connection with any misrepresentation (in this Agreement or the Memorandum), breach of warranty, or non-fulfillment of any covenant or agreement on the part of the Company or the Signing Company Shareholders contained in this Agreement.

(b)                               By Signing Alaska Shareholders.  Each of the Signing Alaska Shareholders hereby jointly and severally agrees to indemnify and hold harmless Alaska (as it exists subsequent to the Effective Time) and its officers, directors and shareholders, against and in respect of:

(i)                                   any loss, claim, liability, obligation or damage suffered or incurred by Alaska resulting from or arising in connection with any misrepresentation (in this Agreement or the Form 10-KSB or Form 10-QSBs), breach of warranty, or non-fulfillment of any covenant or agreement on the part of Alaska or the Signing Alaska Shareholders contained in this Agreement;

(ii)                                any liability or claim which may be asserted against Alaska arising out of, relating to, or in connection with Alaska’s ownership of its assets prior to the Closing, or Alaska’s business or other activities prior to the Closing;

(iii)                             any Taxes arising out of or relating to the transaction contemplated by this Agreement or the Purchase Agreement, including without limitation any state or federal income taxes realized as a result of the transfer of the Alaska assets to the signing Alaska stockholders; and

(iv)                            All actions, suits, investigations, proceedings, demands, assessments, judgments, reasonable attorneys’ fees, costs and expenses incident to the foregoing, including, but not limited to, any audit or investigation by any governmental entity.

(c)                                Survival of Obligation to Indemnify.  The indemnity obligations of this Section 7.07 shall survive the Closing and the payment of the consideration therefor for a period of one (1) year from the Closing (or in the case of Section 7.07(b)(iii), three (3) years from the date of filing of any required return), and shall continue thereafter with respect to:  (a) matters which the party seeking indemnity hereunder shall have given the other party written notice of as provided herein prior to one (1) year from the Closing; and (b) any claims, actions, suits, investigations or proceedings based on fraud or willful misconduct, willful misrepresentation or willful breach of warranty.

(d)                               Notice and Procedure.  Any party claiming indemnity hereunder (hereinafter referred to as the “Indemnified party”) shall give the party against whom indemnity is sought (hereinafter referred to as the “Indemnifying party”) prompt written notice after obtaining knowledge of any claim or the existence of facts as to which recovery may be sought against it in respect of which the Indemnifying party may be liable because of the indemnity provisions set forth in this Section 7.07.  If such claim for indemnity arises in connection with a legal action instituted by a third party (hereinafter a “Third Party Claim”), the Indemnified party hereby agrees that, within ten (10) Business Days after it is served with notice of the assertion of any Third Party Claim for which it may seek indemnity hereunder, the Indemnified party will notify the Indemnifying party in writing of such Third Party Claim.

The Indemnifying party shall, within ten (10) Business Days after the date that the Indemnified party gives notice of a claim (whether a Third Party Claim or otherwise) as provided above, notify the Indemnified party whether it accepts or contests its obligation of indemnity hereunder as claimed by the Indemnified party.

If the claim for indemnity arises in connection with a Third Party Claim and the Indemnifying party accepts its indemnity obligation hereunder, the Indemnifying party shall have the right, after conceding in writing its obligation of indemnity hereunder, to conduct the defense of such action at its sole expense through counsel reasonably acceptable to the Indemnified party.  The Indemnified party shall cooperate in such defense as reasonably necessary to enable the Indemnifying party to conduct its defense, including providing the Indemnifying party with reasonable access to such records as may be relevant to its defense.  The Indemnifying party shall be entitled to settle any such Third Party Claim without the prior written consent of the Indemnified party provided that the Indemnifying party provides the Indemnified party with reasonable assurances that the Indemnified party will be fully indemnified by the Indemnifying party in connection with any such Third Party Claim.  The Indemnified party shall be entitled to retain its own counsel at its own expense in connection with any Third Party Claim that the Indemnifying party has elected to defend.  If the Indemnifying party accepts its indemnity obligations hereunder in connection with a Third Party Claim but elects not to conduct the defense thereof, the Indemnified party may defend and/or settle such Third Party Claim and shall be entitled to be indemnified for the full amount of such claim and all costs and expenses, including attorneys’ fees, incurred in connection therewith pursuant to this Section 7.07.

If the claim for indemnity arises in connection with a Third Party Claim and the Indemnifying party contests or does not accept its indemnity obligation hereunder, the Indemnified party shall have the right to defend and/or settle such Third Party Claim and thereafter seek indemnity from the other party pursuant to this Section 7.07; provided, however, that the Indemnified party shall not settle any such claim without the prior written consent of the Indemnifying party, which consent shall not be unreasonably withheld.

If the claim for indemnity arises other than in connection with a Third Party Claim and the Indemnifying party accepts its indemnity obligation hereunder, the Indemnifying party shall, upon the request of the Indemnified party, pay the full amount of such claim to the Indemnified party or to the third party asserting such claim as directed by the Indemnified party.  If the claim for indemnity arises other than in connection with a Third Party Claim and the Indemnifying party contests its indemnity obligation hereunder, the Indemnified party shall have the right to defend, settle or take any other action with respect to such claim and thereafter seek indemnity pursuant to this Section 7.07; provided, however, that the Indemnified party shall not settle any such claim without the prior written consent of the Indemnifying party, which consent shall not be unreasonably withheld.

SECTION 7.08  Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)                                by the mutual written consent of Alaska and the Company; or

(b)                               by any party , if: (i) a material breach shall exist with respect to the written representations and warranties made by the other party; (ii) the other party shall take any action prohibited by this Agreement, if such actions shall or may have a material adverse effect on Company or on Alaska, and/or the transactions contemplated hereby, and shall not fully remedy same within ten (10) Business Days after written notice thereof to such party; (iii) the other party shall not have furnished, upon reasonable notice therefore, such certificates and documents required in connection with the transactions contemplated hereby and matters incidental thereto as it or he shall have agreed to furnish, and it is reasonably unlikely that the other party will be able to furnish such item(s) prior to October  17, 2003 (the “Outside Closing Date”); or (iv) any consent of any third party to the transactions contemplated hereby (whether or not the necessity of which is disclosed herein or in any Schedule hereto) is reasonably necessary to prevent a default under any outstanding material obligation of either party hereto and such consent is not obtainable without material cost or penalty (unless the party not seeking to terminate this Agreement agrees or agree to pay such cost or penalty); or

(c)                                by any party, at any time on or after the Outside Closing Date, if the transactions contemplated hereby shall not have been consummated prior thereto; provided, that the party seeking to effect such termination of this Agreement shall not then be in breach or default of any material representation, warranty, covenant, agreement or obligation imposed upon such party by this Agreement; or

(d)                               by the Company in the event that its due diligence investigation of Alaska shall reveal that Alaska (i) has any business operations at the Closing, (ii) has any liabilities, obligations, contracts, commitments or contingencies of any kind, which could reasonable be expected to expose Alaska or Company to any cost, claim, expense, damage or liability from and after the Closing, or (iii) is subject to any claim, deficiency, legal or administrative proceeding or threats thereof which could reasonably be expected to result in litigation and liability to Alaska or Company from and after the Closing; or

(e)                                by the Company in the event that the Signing Alaska Stockholders and the holders of a majority of the outstanding shares of the Alaska Stock do not consent in writing to this Agreement, the Merger and the transactions contemplated hereby.

(f)                                  In the event of termination of this Agreement pursuant to this Section 7.08, prompt written notice shall be given by the terminating party to the other party, and, unless the party seeking to terminate this Agreement shall have no right to do so, neither party to this Agreement shall have any further liability to the other.

ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF ALASKA
AND THE SIGNING ALASKA STOCKHOLDERS

The obligations of Alaska and the Signing Alaska Stockholders under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

SECTION 8.01  Accuracy of Representations.  The representations and warranties made by the Company in this Agreement were true when made and shall be true at the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing (except for changes therein permitted by this Agreement), and the Company shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company prior to or at the Closing.  Alaska shall be furnished with a certificate, signed by a duly authorized officer of Company and dated the date of the Closing, to the foregoing effect.

SECTION 8.02  Further Assurances.  From time to time from and after the date hereof, the parties will execute and deliver to one another any and all further agreements, instruments, certificates and other documents as may reasonably be requested by any other party in order more fully to consummate the transactions contemplated hereby.

SECTION 8.03  Financing.  Company shall raise equity funds totaling at least Six Million Dollars ($6,000,000.00) that will be released and available to the Surviving Corporation as of the Effective Time.

ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY
AND THE SIGNING COMPANY STOCKHOLDER

The obligations of the Company and the Signing Company Stockholder under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

SECTION 9.01  Accuracy of Representations.  The representations and warranties made by Alaska in this Agreement were true when made and shall be true as of the Closing (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing, and Alaska shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Alaska prior to or at the Closing.  The Company shall have been furnished with a certificate, signed by a duly authorized executive officer of Alaska and dated the date of the Closing, to the foregoing effect.

SECTION 9.02  Further Assurances.  From time to time from and after the date hereof, the parties will execute and deliver to one another any and all further agreements, instruments, certificates and other documents as may reasonably be requested by any other party in order more fully to consummate the transactions contemplated hereby, and to effect an orderly transition of the Signing Company Stock being acquired by Alaska hereunder.

SECTION 9.03  No Liabilities.  All obligations and liabilities of Alaska, whether vested or contingent, accrued or unaccrued, liquidated or unliquidated, arising out of contract, tort, statute, common law or otherwise, have been absolutely, unconditionally and irrevocably assumed by the Signing Alaska Stockholders.

ARTICLE X
RESOLUTION OF DISPUTES

Any controversy, dispute or claim arising out of or relating to this Agreement, or involving the parties hereto, shall be resolved by binding arbitration before a retired judge at JAMS in Santa Monica, California.  The prevailing party shall be awarded its attorney’s fees, costs and expenses.

In connection with the defense of any third party claims for which claims for indemnification have been made hereunder, each party will provide reasonable access to its and the Company’s books and records as and to the extent required for the proper defense of such third party claim.  Neither party shall consent to any settlement or purport to bind any other party to any settlement without the written consent of the other party.

ARTICLE XI
MISCELLANEOUS

SECTION 11.01  No Brokers.  Alaska, the Company and the Signing Company Stockholders each agree that there are no other finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement.  Alaska, Company and the Signing Company Stockholders each agree to indemnify the other against any claim by any third person for any commission, brokerage, or finders’ fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

SECTION 11.02  Notices.  Any notice, demand, request, offer, consent, approval or communications (collectively, a “Notice”) to be provided under this Agreement shall be in writing and sent by one of the following methods:  (i) postage prepaid, United States certified or registered mail with a return receipt requested, addressed to Alaska, Company and the Signing Company Stockholders, as appropriate, at the addresses set forth below; (ii) overnight delivery with a nationally recognized and reputable air courier (with electronic tracking requested) addressed to Alaska, Company and the Signing Company

Stockholders, as appropriate, at the addresses set forth below; (iii) personal delivery to Alaska, Company and the Signing Company Stockholders, as appropriate, at the addresses set forth below; or (iv) by confirmed facsimile or telecopier transmission to Alaska or the Company or the Signing Company Stockholders, as appropriate, at the facsimile numbers set forth below and in such case of facsimile transmission, a copy must also be contemporaneously sent by one of the methods described in the preceding clause (i), (ii) or (iii) of this Section (it being understood and agreed, however, that such Notice shall be deemed received upon receipt of electronic transmission).  Any such Notice shall be deemed given upon receipt thereof, or, in case of any Notice sent pursuant to clause (i), (ii) or (iii) above, the refusal thereof by the intended receipt.  Notwithstanding the foregoing, in the event any Notice is sent by overnight delivery or personal delivery and it is received (or delivery is attempted) during non-business hours (i.e., other than during 8:30 a.m. to 5:30 p.m. PST, Monday through Friday, excluding holidays), then such Notice shall not be deemed to have been received until the next Business Day.  Either party may designate a different address for receiving Notices hereunder by notice to the other party in accordance with the provisions of this Section.  Further notwithstanding the foregoing, if any Notice is sent by either party hereto to the other and such Notice has not been sent in compliance with this Section but has in fact actually been received by the other party, then such Notice shall be deemed to have been duly given by the sending party and received by the recipient party effective as of such date of actual receipt.

If to Alaska or the Alaska Shareholders:	Alaska Freightways, Inc. 300 East 54th Avenue, Suite 200 Anchorage, Alaska 99518 Attn: Donald E. Nelson, President

With a copy to:	Law Office of Gary A. Agron 5445 DTC Parkway, Suite 520 Englewood, Colorado 80111 Attn: Gary A. Agron, Esq.

If to Company or the Company Stockholders:	Hythiam, Inc. 11111 Santa Monica Blvd., Suite 550 Los Angeles, California 90025 Attn: Terren S. Peizer, Chairman & CEO

With a copy to:	Greenberg Traurig, LLP 2450 Colorado Avenue, Suite 400E Santa Monica, California 90404 Attn: John C. Kirkland, Esq.

Notwithstanding anything in this Section to the contrary, any Notice delivered in accordance herewith to the last designated address of any person or party to which a Notice may be or is required to be delivered pursuant to this Agreement shall not be deemed ineffective if actual delivery cannot be made due to a change of address of the person or party to which the Notice is directed or the failure or refusal of such person or party to accept delivery of the Notice.

SECTION 11.03  No Third-Party Beneficiaries.  This Agreement is not intended to confer upon any person, other than the parties hereto, any rights or remedies hereunder.

SECTION 11.04  Expenses.  Except as otherwise provided herein, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 11.05  Amendment; Waiver.  This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties.  No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege.  No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties.  No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.  The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other except as may be specifically limited herein.

SECTION 11.06  Rules of Interpretation.  Except as otherwise expressly provided in this Agreement, the following rules shall apply hereto:  (i) the singular includes the plural and plural includes the singular; (ii) “or” is not exclusive and “include” and “including” are not limiting; (iii) a reference to any agreement or other contract includes any permitted supplements and amendments; (iv) a reference in this Agreement to a section or exhibit is a reference to a section or exhibit within or attached to this Agreement unless otherwise expressly provided; (v) a reference to a section or paragraph in this Agreement shall, unless the context clearly indicates to the contrary, refer to all sub-parts or sub-components of any said section or paragraph; (vi) words such as “hereunder,” “hereto,” “hereof,” and “herein,” and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular clause hereof; (vii) the headings of the articles or sections and the ordering or position thereof are for convenience only and shall not in any way be deemed to affect the meaning of this Agreement; (viii) a reference in this Agreement to a “person” or “party” (whether in the singular or the plural) shall (unless otherwise indicated herein) include both natural persons and unnatural persons (including, but not limited to, corporations, partnerships, limited liability companies or partnerships, trusts, etc.); (ix) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP; and (x) any reference in this Agreement to a “Business Day” shall include each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in the United States are closed.

SECTION 11.07  Construction.  The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement and that this Agreement has been fully reviewed and negotiated by the parties and their respective counsel.  In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.  The mere listing (or inclusion of copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty relates solely to the existence of the document or other items itself).

SECTION 11.08  Governing Law and Waiver of Jury Trial.  This Agreement is made in and shall be governed by the laws of the State of California, and the sole and exclusive venue for any action relating to or arising out of this Agreement shall be Los Angeles County, California.  The parties hereto expressly waive any claim or defense therein that such courts constitute an inconvenient forum.  The parties hereto expressly waive all rights to trial by jury regarding all matters or disputes arising out of or related to this Agreement.  In no event shall any party be liable for any indirect, special, exemplary, punitive or consequential damages arising out of or relating to this Agreement.

SECTION 11.09  Severability.  If any clause or provision of this Agreement is illegal, invalid or unenforceable under applicable present or future laws effective during the term of this Agreement, the remainder of this Agreement shall not be affected.  In lieu of each clause or provision of this Agreement that is illegal, invalid or unenforceable, there shall be added as a part of this Agreement a clause or provision as nearly identical as may be possible and as may be legal, valid and enforceable.  In the event any clause or provision of this Agreement is illegal, invalid or unenforceable as aforesaid and the effect of such illegality, invalidity or unenforceability is that either party no longer has the substantial benefit of its bargain under this Agreement and a clause or provision as nearly identical as may be possible cannot be added, then, in such event, such party may in its discretion cancel and terminate this Agreement provided such party exercises such right within a reasonable time after such occurrence.

SECTION 11.10  Arm’s Length Negotiations.  Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm’s length negotiations conducted by and among the parties and their respective counsel.

SECTION 11.11  Public Disclosure.  Notwithstanding anything herein to the contrary, each of the parties to this Agreement hereby agrees with the other party or parties hereto that, except as may be required to comply with the requirements of any applicable Laws and the rules and regulations of each stock exchange upon which the securities of one of the parties (or its Affiliates) is listed (in which case the disclosing party shall use its commercially reasonable efforts to advise the other party, or parties prior to making such disclosure), no press release or similar public announcement or communication shall, whether prior to or subsequent to the Closing, be made or cause to be made concerning the execution or performance of this

Agreement, unless specifically approved in advance in writing by all parties hereto.  Subject to the prior sentence, Alaska and Company shall reasonably cooperate with each other in the development and distribution of all news releases and other public announcements of this Agreement, or any of the transactions contemplated hereby.

SECTION 11.12  Confidentiality.  Prior to the Closing, Alaska shall, and shall cause its affiliates and its and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning Company and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Alaska or its affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to Alaska or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers on a non-confidential basis prior to its disclosure by Alaska or its affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by Alaska or its affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any governmental authority; and provided further that Alaska promptly shall notify Company of any disclosure pursuant to clause (iii) of this Section and cooperate fully with Company if Company attempts to obtain a protective order baring such disclosure.

SECTION 11.13  Tax-Free Nature of Transaction.  Each of the parties shall use its best efforts to cause the Merger to constitute a “tax-free reorganization” within the meaning of Section 368 of the Code, and none of the parties shall knowingly take or cause to be taken any action that, or knowingly fail to take or cause not to be taken any action the failure of which, would reasonably be expected to adversely affect the foregoing qualifications under the Code.  Except as otherwise required by applicable law, following the Effective Time, each party agrees to file its Tax Returns in a manner that is consistent with this Section 11.13.

SECTION 11.14  Binding Effect; Assignment.  The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns.  Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder.  The rights and obligations of this Agreement may not be assigned without the prior written consent of the other party which may be granted or withheld in such parties sole and absolute discretion.

SECTION 11.15  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.  A telecopy signature of any party shall be considered to have the same binding legal effect as an original signature.

SECTION 11.16  Entire Agreement.  This Agreement (including the exhibits and schedules attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.  The parties agree that prior drafts of this Agreement shall not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect thereto.  The exhibits and schedules constitute a part hereof as though set forth in full above. This Agreement is not intended to confer upon any person, other than the parties hereto, any rights or remedies hereunder.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above-written.

ALASKA FREIGHTWAYS, INC.	HYTHIAM, INC.

By:	By:
Donald E. Nelson, President	Terren S. Peizer, Chairman & CEO

By:	By:
Richard L. Strahl, Secretary & Treasurer	Chuck Timpe, Chief Financial Officer

SIGNING ALASKA STOCKHOLDERS:	SIGNING COMPANY STOCKHOLDER:

RESERVA, LLC
Donald E. Nelson

By:
Richard L. Strahl	Terren S. Peizer, Managing Member

Brady L. Strahl

SCHEDULE A

Name of Alaska Freightways, Inc. Stockholder	No. of Shares of Common Stock	% of Shares
Richard L. Strahl	2,500,000	70.06
Donald E. Nelson	500,000	14.01
Brady L. Strahl	10,000	0.28
Non-Signing Stockholders	558,033	15.64
Total	3,568,033	100%

SCHEDULE B

Name of Hythiam, Inc. Stockholder	No. of Shares of Common Stock	% of Shares
Reserva, LLC	13,740,000	100
Total	13,740,000	100%